Exhibit 99.2

tZERO

Overstock Digital Voting Series A-1 Preferred Stock OSTKO Begins Trading on ATS Operated by tZERO Subsidiary Pro Securities
OSTKO Is Now the Second Digital Security to Trade on PRO Securities ATS

New York, NY - June 27, 2019 - tZERO, a technology company and global leader in blockchain innovation for capital markets, announced today that the Digital Voting Series A-1 Preferred Stock, OSTKO (formerly OSTKP), has begun live trading on the PRO Securities ATS, an SEC registered alternative trading system operated by PRO Securities, a tZERO subsidiary and a broker-dealer, and powered by tZERO’s new security token trading technology. OSTKO is the second digital security traded on the PRO Securities ATS, following the commencement of secondary resales among accredited investors of tZERO’s security tokens in January 2019.

Dinosaur Financial Group, a subscriber to PRO, is the introducing broker-dealer for the Digital Voting Series A-1 Preferred Stock OSTKO. Investors can now trade the Digital Voting Series A-1 Preferred Stock OTSKO with other investors only through a digital securities brokerage account at Dinosaur. For such accounts, clearing and custody is provided by Electronic Transaction Clearing and the transfer agent for OSTKO Digital Voting Series A-1 Preferred Stock is Computershare.

“OSTKO is the second asset to trade on the PRO Securities ATS,” said Saum Noursalehi, CEO of tZERO. “This is a key step in the drive to attract additional assets, such as private companies, real estate, debt instruments, and commodities.”
In December 2016, Overstock issued the first SEC-registered digital security in the world, the Blockchain Voting Series A Preferred Stock (OSTKP), using tZERO-developed technology. The new Digital Voting Series A-1 Preferred shares of OSTKO were issued in exchange for the Series A Digital Preferred Stock OSTKP, which will be retired following these conversions.

Investor Notice
Investors should note that trading Digital Voting Series A-1 Preferred Stock could involve substantial risks, including no guarantee of returns, costs associated with selling and purchasing, no assurance of liquidity which could impact the price and ability to sell, and possible loss of principal invested. Further, an investment in single Series A-1 Preferred Stock could mean lack of diversification and, consequently, higher risk.

About tZERO
tZERO Group, Inc. (“tZERO“) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers - more commonly known as blockchain technologies. Since its inception, tZERO has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology. For more information on tZERO, please visit: https://www.tzero.com/.

tZERO is not a registered broker-dealer, funding portal, underwriter, investment bank, investment adviser or investment manager, and is not providing brokerage, investment banking or underwriting services, recommendations or investment advice to any person, and does not provide any brokerage services. tZERO takes no part in the negotiation or execution of secondary market transactions for the purchase or sale of securities and at no time has possession of investor funds or securities in connection with such transactions.

About PRO Securities, LLC

PRO Securities, LLC is a broker-dealer registered with the SEC and a member of FINRA and SIPC. More information about PRO Securities may be found at www.finra.org.

About Overstock.com

Overstock.com, Inc. Common Stock (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (tZERO platform: OSTKO) / Series B Preferred Stock (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

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O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended March 31, 2019, which was filed with the SEC on May 9, 2019, and any subsequent filings with the SEC.

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Media Contacts:

tZERO
Nicole Keller, +1-212-754-5423
nkeller@intermarket.com

Overstock.com
Overstock Public Relations, +1-801-947-3564
pr@overstock.com